EXHIBIT 10.4

MERCURY COMPUTER SYSTEMS, INC.

Compensation Policy for Non-Employee Directors

(Effective October 21, 2009)

Objective

It is the objective of Mercury to compensate non-employee directors in a manner which will enable recruitment and retention of highly qualified directors and fairly compensate them for their services as a director.

Cash Compensation

Annual retainer for non-employee directors:	$55,000 per annum, paid quarterly

Additional annual retainers:

Independent Chairman:	$25,000 per annum, paid quarterly

Chairman of the Audit Committee:	$15,000 per annum, paid quarterly

Chairman of the Compensation Committee:	$12,000 per annum, paid quarterly

Chairman of the N&G Committee:	$6,000 per annum, paid quarterly

Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

Quarterly retainer payments shall be paid in arrears within 30 days following the end of each quarter.

Equity Compensation

New non-employee directors will be granted stock options to purchase 30,000 shares of common stock in connection with their first election to the Board. These awards (1) will be granted by the Board of Directors, (2) will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant, and (3) will expire on the seventh anniversary of the date of grant.

Non-employee directors may also receive annual equity awards (“Annual Equity Awards”) at the discretion of the Board of Directors. Beginning with fiscal year 2010, non-employee directors will receive Annual Equity Awards consisting of the following components:

1.	Stock options to purchase 8,000 shares of common stock. These awards will vest as to 50% of the covered shares on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant, and will expire on the seventh anniversary of the date of grant; and

2.	Restricted stock awards for 5,333 shares of common stock. These awards will vest as to 50% of the covered shares on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant.

Non-employee directors will not be eligible to receive an Annual Equity Award for the fiscal year in which they are first elected. Non-employee directors who are first elected to the Board during the first half of Company’s fiscal year will be eligible to receive an Annual Equity Award for the next fiscal year; otherwise, non-employee directors will not be eligible to receive their first Annual Equity Award until the second fiscal year following the fiscal year in which they are first elected to the Board.

Approved by the Board of Directors, as amended, on October 21, 2009.